Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in SLM Corporation’s Annual Report on From 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

McLean, VA

May 22, 2009